EXHIBIT 4

NOTICE OF STOCK OPTION GRANT

(Compensation Committee Anniversary Grant)

Date:  September 14, 2005

Joseph Liemandt

4516 Island Cove

Austin, TX  78731

Subject to your acceptance of the terms and conditions specified herein, you have been granted a stock option to purchase 3,500 of shares (the “Option”) of the common stock, par value $.001 per share, of Artemis International Solutions Corporation (the “Company” or “Artemis”) under the Company’s 2000 Non-Employees’ Directors Stock Option Plan as may be amended and/or restated from time-to-time (the “Plan”) as follows:

Granted to Optionee:	Joseph Liemandt
Grant Date:	September 10, 2005
Number of Option Shares Granted:	3,500
Purchase Price Per Option Share:	$2.40
Scheduled Expiration Date:	September 10, 2015

Vesting Schedule:

Vesting Date	Number of Vested Shares

Anniversary of Grant Date – September 10, 2006

3,500; provided that the Optionee remains on the committee as of the anniversary of the Grant Date and has attended at least 60% of the committee meetings during the year following the Grant Date.  Options that do not vest on the first anniversary of the Grant Date for any reason shall be forfeited.

By your signature below, you hereby acknowledge receipt of this Option granted on the date shown above, which has been issued to you on a conditional basis and under the terms and conditions of the Stock Option Agreement, the Plan and this Notice of Stock Option Grant. You further acknowledge receipt of the copy of the Plan attached to this Notice of Stock Option Grant and Stock Option Agreement and agree to conform to all of the terms and conditions of the Stock Option Agreement and the Plan.

Signature:	/s/ Joseph Liemandt	Date:	9/21/05
Joseph Liemandt

Sincerely,

/s/ Robert Stefanovich
Robert Stefanovich
EVP/CFO

ARTEMIS INTERNATIONAL SOLUTIONS COMPANY

STOCK OPTION AGREEMENT

(Non-Statutory)

This Stock Option Agreement (hereinafter the “Agreement”) is made and entered between ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION, a Delaware corporation (the “Company” or “Artemis”) and the person whose name shall be set forth opposite the heading “Granted to Optionee” (the “Optionee”) in the Notice of Stock Option Grant (the “Notice of Grant”) attached to this Agreement and incorporated herein by reference.

Pursuant to the Company’s 2000 Non-Employees’ Directors Stock Option Plan, as may be amended and/or restated from time-to-time (the “Plan”), the Company, acting through its Board of Directors or a committee thereof, has approved the issuance to the Optionee of an option to purchase shares of the Common Stock, $.001 par value, of the Company (the “Shares”), upon the terms and conditions hereinafter set forth, as well as those that are provided in the Notice of Grant.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereby agree as follows:

Section 1.  Definitions.  As used in this Agreement, the following terms have the meaning set forth below:

“Board” means the Board of Directors of the Company.

“Notice” has the meaning given to such term in Section 6.

“Grant Date” has the meaning given to such term in Section 4.

“Option” has the meaning given to such term in Section 3.

“Option Price” has the meaning given to such term in Section 3.

“Optioned Shares” has the meaning given to such term in Section 6.

“Option Shares” has the meaning given to such term in Section 3.

“Option Term” has the meaning given to such term in Section 4.

“Transfer” means, with respect to any Shares or Options, to sell, or in any other way transfer, assign, pledge, distribute, encumber or otherwise dispose of (including, without limitation, the pledge of the Shares to any lender), such Shares or Options, either voluntarily or involuntarily and with or without consideration.

“Unvested Shares” as of any date of measurement means the Option Shares that are not Vested Shares.

“Vested Shares” means the Option Shares with respect to which the Option is exercisable at any particular time.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Plan.

Section 2.  The Plan.   The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety.  In the event of a conflict between any provisions of this Agreement and the Plan, the provisions of the Plan shall control.  A copy of the Plan is attached.

Section 3.  Option; Option Price.   On the terms and subject to the conditions of this Agreement, the Optionee shall have the option (the “Option”) to purchase those Shares as are identified in the Notice of Grant as “The Number of Option Shares” (“Option Shares”) at the price per share as identified in the Notice of Grant as “Purchase Price Per Option Share” (the “Option Price”).  The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Code.

 Section 4.  Term.  The term of the Option (the “Option Term”) shall commence on the “Grant Date” as identified in the Notice of Grant and shall expire on the “Scheduled Expiration Date,” also as identified in the Notice of Grant, unless the Option shall have been terminated earlier in accordance with Section 7(b) of the Plan or this Agreement.

Section 5.  Time of Exercise.

(a)  Unless accelerated in the sole discretion of the Board or in accordance with the Plan of the provisions of this Section 5, the Option shall become exercisable, if at all, for the number of Option Shares determined in accordance with the provisions of subsection (b) of this Section 5.

(b)  Subject to the terms of this Section 5, the Option Shares shall become exercisable on the date (each a “Vesting Date”) and in the number determined in accordance with the schedule as is provided in the Notice of Grant.

(c)  The Option shall remain exercisable as to all Vested Shares until the expiration of the Option Term.

(d)  All options shall immediately vest upon the occurrence of a change of control as defined in Section 7(a) of the Plan.

Section 6.  Procedure for Exercise.

(a)  The Option may be exercised with respect to Vested Shares, from time to time, in whole or in part (but for the purchase of whole Shares only), by delivery of a written notice (the “Notice”) from the Optionee to the Secretary of the Company, which Notice shall:

(i) state that the Optionee elects to exercise the Option;

(ii) state the number of Vested Shares with respect to which the Optionee is exercising the Option (the “Optioned Shares”)

(iii) state the method of payment for the Optioned Shares;

(iv) include any representations of the Optionee required under Section 8;

(v) state the date upon which the Optionee desires to consummate the purchase of such Vested Shares (which date must be prior to the termination of the Option); and

(vi) comply with such further provisions consistent with the Plan as the Board of Directors may reasonably require.

(b)  Payment of the Option Price for the Vested Shares to be purchase on the exercise of the Option shall be made, (i) in cash or personal or certified check payable to the Company in an amount equal to the aggregate Option Price of the Shares with respect to which the Option is being exercised, (ii) upon the surrender of Shares pursuant to Section 8(a)(ii) of the Plan valued at the fair market value thereof as determined by the Board of Directors administering the Plan and as otherwise provided in the Plan, or (iii) a combination of the two methods.

Section 7. No Rights as a Holder of Shares. The Optionee shall not have any rights or privileges of a holder of Shares with respect to any Option Shares until the date of payment for such Option Shares pursuant to the exercise of the Option.

Section 8. Additional Provisions Related to Exercise.  In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended, relating to the Option Shares, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Company that the Option and the Option Shares are being acquired for investment only and not with a view to the distribution thereof, and the Optionee shall provide the Company with such further representations and warranties as the Board may require in order to ensure compliance with the applicable federal and state securities, “blue sky” and other laws.  No Option Shares shall be purchased upon the exercise of the Option unless and until the Company and the Optionee shall have complied with all applicable federal or state registration, listing and qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.  Each of the Company and the Optionee shall use reasonable efforts to comply with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction in connection with the exercise of the Option.

Section 9.  Restriction on Transfer of Options. The Option may not be Transferred by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee.  If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 10(d) of the Plan, by his executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his death, subject to and in accordance with the provisions of Section 5 hereof.  The Option shall not be subject to execution, attachment or similar process. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

Section 10. Certificate of Incorporation.  The Optionee acknowledges that all Option Shares shall be subject to the provisions of the Certificate of Incorporation in addition to the provisions of this Agreement and the Plan.

Section 11. Restrictive Legend.  All certificates representing Option Shares issued upon exercise of the Option shall, unless otherwise determined by the Board of Directors, have affixed thereto a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

Section 12.  Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows, or in the case of the Optionee, by E-mail:

(a)          if to the Company, to it at:

Artemis International Solutions Corporation

4041 MacArthur Boulevard, Suite 401

Newport Beach, CA 92660

Telephone:  (949) 660-6500

Facsimile:  (949) 660-6504

Attention:  Corporate Secretary

(b) if to the Optionee, to his E-mail address listed on the signature page hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted, and (v) in the case of E-mail, 24 hours after sending.

Section 13.  Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 14.  Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

Section 15. Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan.

Section 16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

Section 17.  Counterparts.  This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 18.  Entire Agreement.  This Agreement, the Plan and the Certificate of Incorporation (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 19.  Severability.  In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 20.  Amendment to Agreement.  This Agreement may be amended consistent with Section 13 of the Plan.

Section 21.  No Right to Continued Service as a Director.  Nothing contained in this Agreement or in the Plan shall confer upon any Optionee any right with respect to the continuation of such Optionee’s service as a director of the Company, consistent with Section 5(d) of the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of September    , 2005.

/s/ Joe Liemandt		ARTEMIS INTERNATIONAL
Optionee Signature		SOLUTIONS CORPORATION

Optionee Name:	Joe Liemandt	By:	/s/ Robert Stefanovich

E-mail Address:	liemandt@trilogy.com	Name:	Robert Stefanovich

Address:	4516 Island Cove	Title:	EVP/CFO

Austin, TX 78731